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                                                                    EXHIBIT (12)

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                            YEAR ENDED DECEMBER 31
                                                            ----------------------
                                      QTR.
                                     ENDED
                                      3/31        1995         1994      1993       1992         1991
                                    --------    ---------    --------   -------   --------    ---------
Income (loss) before income taxes
  and cumulative effect of
  accounting change .............   $ 30,515    $ 128,196    $101,255   $17,111   $ 24,042    $(195,279)

Undistributed (income) loss of
  unconsolidated affiliates .....       (181)      (3,704)      1,213         1     (1,931)         (58)

Fixed charges ...................      9,919       31,762      30,249    33,370     34,623       35,064
                                    --------    ---------    --------   -------   --------    ---------

Income (loss) before cumulative
  effect of accounting change for
  computation purposes ..........   $ 40,253    $ 156,254    $132,717   $50,482   $ 56,734    $(160,273)
                                    ========    =========    ========   =======   ========    =========

Fixed Charges:

  Interest expense, including
    interest related to
    corporate owned life
    insurance ...................   $  8,135    $  24,477    $ 22,582   $25,516   $ 26,313    $  26,453

  Portion of rent expense
    representing interest .......      1,694        6,903       7,303     7,490      7,987        8,370

  Amortization of debt expense
    and debt discount ...........         90          382         364       364        323          241
                                    --------    ---------    --------   -------   --------    ---------

Total fixed charges .............   $  9,919    $  31,762    $ 30,249   $33,370   $ 34,623    $  35,064
                                    ========    =========    ========   =======   ========    =========

Ratio of earnings to fixed
  charges .......................        4.1x         4.9x        4.4x      1.5x       1.6x          --
                                    ========    =========    ========   =======   ========    =========
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